Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 33-60787, No. 33-65656, No. 333-48247, No. 333-39811, No. 333-58833, No. 333-48750, No. 333-58026, No. 333-134897, No. 333-118351, No. 333-169318 and No. 333-176410 on Form S-8 of our report dated April 3, 2014, relating to the consolidated financial statements of Williams-Sonoma, Inc. and subsidiaries, and the effectiveness of Williams-Sonoma, Inc’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Williams-Sonoma, Inc. for the fiscal year ended February 2, 2014.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California

April 3, 2014